Exhibit 5.1

Darren DeStefano

T: 703 456 8034

ddestefano@cooley.com

June 28, 2017

Dova Pharmaceuticals, Inc.

240 Leigh Farm Road, Suite 245

Durham, NC 27707

Ladies and Gentlemen:

You have requested our opinion, as counsel to Dova Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended, relating to an underwritten public offering of up to 405,375 shares (the “Shares”) of the Company’s common stock, par value $0.001, including up to 52,875 Shares that may be sold pursuant to the exercise of an option to purchase additional shares.  The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-218479), which was declared effective on June 28, 2017 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).  All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, the Prior Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Prior Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Prior Registration Statement, each of which is to be in effect immediately following the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents (other than by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Darren DeStefano
Darren DeStefano

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